                                                                     Exhibit 3.2

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       of
                           Health Fitness Corporation

                  Pursuant to Section 302A.401 of the Minnesota
                            Business Corporation Act

     The undersigned, Jerry V. Noyce, Chief Executive Officer and Jeanne Crawford, Secretary, of Health Fitness Corporation, a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Section 302A.401 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, the Board of Directors on July 25, 2003 adopted the following resolution creating a series of one million five hundred thousand (1,500,000) shares of preferred stock designated as Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock"):

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

     1. Defined Terms. As used in this Certificate of Designation, the following terms have the meanings indicated:

     "Acquisition / Refinancing Transaction" means any of the following: (i) the acquisition by the Corporation of assets or capital stock of any other person (excluding Affiliates of the Corporation) where the purchase price for such acquisition is greater than 25% of the book value of the Corporation's assets immediately prior to such acquisition, or (ii) the incurrence by the Corporation of indebtedness for borrowed money in an amount equal to or greater than the Senior Indebtedness (as defined in the Purchase Agreement) as of the date hereof from any person other than the Senior Lender (as defined in the Purchase Agreement) or an Affiliate of the Corporation.

     "Affiliate" means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

     "Common Stock Equivalents" means all options, warrants, convertible securities, securities, stock appreciation rights, phantom stock, and other rights to acquire from the Corporation shares of Common Stock (without regard to whether such options, warrants, convertible securities, securities, stock appreciation rights, phantom stock, and other rights are then exchangeable, exercisable or convertible in full, in part or at all).

     "Common Stock Outstanding" means, at any time and without duplication, the sum of (i) the shares of Common Stock then outstanding, plus (ii) all shares of Common Stock that are then issuable upon the exchange, conversion or exercise of all Common Stock Equivalents then outstanding.

     "Conversion Date" has the meaning set forth in Section 6(c)(i).

     "Conversion Price" shall mean the price at which a share of Series A Convertible Preferred Stock converts to a shares of Common Stock, which shall initially be $.50, subject to adjustment as is elsewhere provided in this Certificate of Designation.

     "Conversion Rights" has the meaning set forth in Section 6.

     "Excluded Stock" means (A) all shares of Common Stock issued upon the exercise or conversion of currently issued and outstanding Common Stock Equivalents in accordance with their terms, (B) all shares of Common Stock or Common Stock Equivalents issued pursuant to the Corporation's 1995 Employee Stock Purchase Plan, as amended, as in effect on the date hereof, but not in excess of 700,000 shares of Common Stock, (C) all shares of Common Stock or Common Stock Equivalents issued pursuant to the Corporation's 1995 Stock Option Plan, as amended, as in effect on the date hereof, but not in excess of 2,000,000 shares of Common Stock and Common Stock Equivalents, and (D) all shares of Series A Convertible Preferred Stock and all Common Stock Equivalents issued pursuant to the Purchase Agreement and all shares of Common Stock issued upon the conversion or exercise, as applicable, of such securities in accordance with their terms.

     "Fair Market Value" means the fair value of the Common Stock (i) as mutually agreed to by the Requisite Holders and the Corporation, or (ii) if they do not agree to such value within 30 days of the issuance of the applicable shares of Common Stock, as determined by an independent professional appraiser mutually selected by the Requisite Holders and the Corporation. In the event that the Requisite Holders and the Corporation are unable to mutually select an appraiser within 15 days of the end of the 30 day period, then the Requisite Holders and the Corporation will each select an independent professional appraiser who will jointly select a third independent professional appraiser to conduct the appraisal. Each such appraiser must be selected within 15 days of the end of the initial 15 day period, and, if either the Requisite Holders or the Corporation fails to select an appraiser within such time period, then the appraiser selected by the other party will determine the Fair Market Value. In no event will any appraiser apply any discounts for illiquidity, lack of control or other similar factors in determining the Fair Market Value. All costs associated with the appraisal will be borne by the Corporation. Notwithstanding the foregoing, if the Corporation's Common Stock is (i) listed and trading on a national securities exchange or on the Nasdaq National Market System, Fair Market Value means, on a per share basis, the average closing sale price per share of the Common Stock for the 20 trading days immediately preceding any date of determination or (ii) is not listed for trading on a national securities exchange or on the Nasdaq National Market System Stock Market, but is traded in the over-the-counter market, including the Nasdaq OTC Bulletin Board, Fair Market Value means, on a per share basis, the average of the high bid and low ask price per share of the Common Stock for each of the 20 trading days immediately preceding any date of determination.

     "Impasse" means the situation where (i) the Board of Directors of the Corporation (excluding any representative of the Lender Holders) unanimously approves an Acquisition / Refinancing Transaction, (ii) each such member of the Board of Directors of the Corporation certifies to the Lender Holders that the Acquisition / Refinancing Transaction is in the best interest of the Corporation independent of the provisions of Section 4(c) below, (iii) such Acquisition / Refinancing Transaction requires a consent under the Purchase Agreement, and
(iv) the parties to the Purchase Agreement are unwilling to provide such consent after the Corporation has provided them with such information concerning the Acquisition / Refinancing Transaction as may be requested.

     "Junior Stock" has the meaning set forth in Section 2(b).

     "Lender Holders" means the holders of Series A Convertible Preferred Stock who are also designated as Purchasers under the Purchase Agreement.

     "Liquidation Preference" has the meaning set forth in Section 3(a).

     "Original Issue Date" means the date on which a share of Series A Convertible Preferred Stock was first issued.

     "Original Issue Price" means $1.00 per share of Series A Convertible Preferred Stock.

     "Purchase Agreement" means the Securities Purchase Agreement between the Corporation, the other Loan Parties thereto, and Bayview Capital Partners LP dated as of August 25, 2003, as it may be amended, restated, modified, or supplemented from time to time.

     "Redemption Price" means the greater of (i) the Liquidation Preference and
(ii) the Fair Market Value of the shares of Series A Preferred Stock on an as-if converted basis.

     "Requisite Holders" means the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock.

     "Requisite Lender Holders" means the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock held by the Lender Holders.

     "SARs" has the meaning set forth in Section 6(d)(iii).

     2. Dividends.

          (a) The holders of Series A Convertible Preferred Stock shall be entitled to receive dividends out of funds legally available therefore at the dividend rate of 6% per year multiplied by the Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) multiplied by the number of shares of Series A Convertible Preferred Stock held by such holders. Dividends on the Series A Convertible Preferred Stock shall be cumulative from the date of issuance. The Corporation shall pay the dividends on the Series A Convertible Preferred by the issuance and delivery, to the holders entitled to receive such dividends, of that number of newly issued fully paid and nonassessable shares of Series A Convertible Preferred Stock determined by dividing the amount of the dividend due to each such holder by the Conversion Price then in effect.

          (b) The Corporation shall not declare or pay any distributions (as defined below) on shares of Common Stock and other stock (being collectively referred to as "Junior Stock") until the holders of the Series A Convertible Preferred Stock then outstanding shall have first received a distribution at the rate specified in Section 1(a).

          (c) For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property with respect to outstanding shares of stock of any class issued by the Corporation, without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

     3. Liquidation, Dissolution or Winding Up.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock, by reason of their ownership thereof, an amount equal to the greater of (the "Liquidation Preference"):

               (i) the Original Issue Price per share plus (A) any accrued but unpaid dividend and plus (B) the following premium per share (as a percentage of the Original Issue Price) based upon the date of the liquidation, dissolution or winding up of the Corporation:

Date                                                       Premium
----                                                       -------
Before December 8, 2004                                      5.0%
On or after December 8, 2004 and before December 8, 2005     4.0%
On or after December 8, 2005 and before December 8, 2006     3.0%
On or after December 8, 2006 and before December 8, 2007     2.0%
On or after December 8, 2007 and before December 8, 2008     1.0%

Date                                                       Premium
----                                                       -------
On or after December 8, 2008                                 None

          (all such amounts (other than the premium percentage) subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), or

               (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up.

          If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b) After the payment of all preferential amounts required to be paid to the holders Series A Convertible Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, and holders of any other class or series of stock entitled to participate in liquidation distributions (but excluding the Series A Convertible Preferred Stock), then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders in accordance with their respective terms.

     4. Redemption Rights.

          (a) Redemption Right of the Holders Upon a Change in Control.

               (i) Upon the occurrence of a Change in Control (as defined in the Purchase Agreement), the Requisite Holders shall have the right to have the Corporation redeem all of the shares of Series A Convertible Preferred Stock at a per share purchase price equal to the Redemption Price. The Corporation shall give all holders of Series A Convertible Preferred Stock not less than 90 days prior written notice of any Change in Control. In addition, the Corporation shall promptly provide to the holders of shares of Series A Convertible Preferred Stock such information concerning the terms of such Change in Control and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Convertible Preferred Stock in order to assist them in determining whether to make such an election. If the Requisite Holders do not exercise the redemption right permitted by this Section 4(a), the provisions of Section 6(h) shall apply.

               (ii) The Requisite Holders may exercise the redemption right under Section 4(a)(i) above by giving the Corporation written notice of the Requisite Holders' intention to exercise the redemption right. Within 10 days after receipt of such written notice, the Corporation shall give all other holders of shares of Series A Convertible Preferred Stock, if any, written notice of the Corporation's receipt of such written notice. The Corporation's notice must specify (A) the expected date fixed for redemption of the shares under Section 4(a)(iii), (B) the Redemption Price, and (C) the location to which the shares of Series A Convertible Preferred Stock must be presented and surrendered for redemption.

               (iii) The date for the redemption of the Series A Convertible Preferred Stock under this Section 4(a) shall be the date on which the Change in Control giving rise to the redemption right under this
          Section 4(a) is consummated. Notwithstanding anything herein to the contrary, such redemption right shall be conditioned upon the consummation of such Change in Control.

               (iv) On the date of redemption of the shares, the Corporation shall deliver payment, in same-day funds, to each holder of Series A Convertible Preferred Stock in an amount equal to the aggregate Redemption Price applicable to such holder's shares of Series A Convertible Preferred Stock being redeemed. In the event that the Corporation defaults in its obligation to deliver all or any portion of the Redemption Price, in addition to any other rights or remedies of the holder of shares of Series A Preferred Convertible Stock, the unpaid portion of the Redemption Price will bear interest at the rate of 15% per year, payable monthly in arrears. The Corporation will, upon request of the Requisite Holders, execute and deliver to the holders a promissory note in form and substance satisfactory to the Requisite Holders evidencing such obligation.

          (b) Redemption Right of the Lender Holders Upon an Event of Default.

               (i) Upon the occurrence of an Event of Default (as defined in the Purchase Agreement), the Requisite Lender Holders shall have the right to have the Corporation redeem all of the shares of Series A Convertible Preferred Stock held by the Lender Holders at a per share purchase price equal to the Redemption Price.

               (ii) The Requisite Lender Holders may exercise the redemption right under Section 4(b)(i) above by giving the Corporation written notice of the Requisite Lender Holders' intention to exercise the redemption right. Within 10 days after receipt of such written notice, the Corporation shall give all other Lender Holders, if any, written notice of the Corporation's receipt of such written notice. The Corporation's notice must specify (A) the date fixed for redemption of the shares under Section 4(b)(iii), (B) the Redemption Price, and (C) the location to which the shares of Series A Convertible Preferred Stock must be presented and surrendered for redemption.

               (iii) The Corporation shall fix a date for the redemption of the Series A Convertible Preferred Stock under this Section 4(b), which date must be between 30 and 45 days after receipt of the written notice from the Requisite Lender Holders.

               (iv) On the date fixed for redemption of the shares, the Corporation shall deliver payment, in same-day funds, to each Lender Holder in an amount equal to the aggregate Redemption Price applicable to such Lender Holder's shares of Series A Convertible Preferred Stock being redeemed. In the event that the Corporation defaults in its obligation to deliver all or any portion of the Redemption Price, in addition to any other rights or remedies of the holder of shares of Series A Preferred Convertible Stock, the unpaid portion of the Redemption Price will bear interest at the rate of 15% per year, payable monthly in arrears. The Corporation will, upon request of the Requisite Lender Holders, execute and deliver to the Lender holders a promissory note in form and substance satisfactory to the Requisite Lender Holders evidencing such obligation.

          (c) Redemption Right of the Corporation Upon an Impasse.

               (i) Upon the occurrence, and subject to the satisfaction, of all of the following conditions: (A) an Impasse, (B) the closing of the Acquisition / Refinancing Transaction the subject of the Impasse, (C) the complete satisfaction by the Corporation of the Notes under the Purchase Agreement, (D) the making by the Corporation of an irrevocable offer to the Lender Holders to redeem all, and not less than all, of the Warrants and any Conversion Stock then outstanding (each as defined in the Purchase Agreement) at a per share purchase price equal to the Fair Market Value and (E) to the extent such offer is accepted by a Lender Holder, the purchase of such Lender Holder's Warrants and Conversion Stock on the redemption date, the Corporation shall have the right to redeem all but not less than all of the shares of Series A Convertible Preferred Stock then held by the Lender Holders at a per share purchase price equal to the Redemption Price.

               (ii) Notwithstanding anything to the contrary in Section 4(c)(i), any Lender Holder may (A) refuse the offer made by the Corporation under Section 4(c)(i)(D) above, and (B) elect to convert all or any portion of such Lender Holder's shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to Section 6 below at any time prior to the consummation of the redemption; in which case such Lender Holder's Warrant and Conversion Stock shall not be subject to the redemption under this Section 4(c).

               (iii) The Corporation may exercise the redemption right under
          Section 4(c)(i) above by giving all Lender Holders written notice of the Corporation's intention to exercise the redemption right. The Corporation's notice must specify (A) the date fixed for redemption of the shares under Section 4(c)(iv), (B) the Redemption Price, and (C) the location to which the shares of Series A Convertible Preferred Stock must be presented and surrendered for redemption.

               (iv) The date for the redemption of the Series A Convertible Preferred Stock under this Section 4(c) shall be the date on which the Acquisition / Refinancing Transaction giving rise to the redemption right under this Section 4(c) is consummated.

               (v) On the date of redemption of the shares, the Corporation shall deliver payment, in same-day funds, to each Lender Holder in an amount equal to the aggregate Redemption Price applicable to such Lender Holder's shares of Series A Convertible Preferred Stock being redeemed. In the event that the Corporation defaults in its obligation to deliver all or any portion of the Redemption Price or all or any portion of the purchase price for the Warrant and Conversion Stock being redeemed in connection therewith, in addition to any other rights or remedies of the Lender Holders, the unpaid portion of the Redemption Price and such purchase price will bear interest at the rate of 15% per year, payable monthly in arrears. The Corporation will, upon request of such Requisite Lender Holders, execute and deliver to the Lender Holders a promissory note in form and substance satisfactory to the Requisite Lender Holders evidencing such obligation.

          (d) Effect of Redemption. Any Series A Convertible Preferred Stock redeemed pursuant to this Section 4 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

     5. Voting.

          (a) Each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Section 5(b) or 5(c) below, holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

          (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock, without the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Convertible Preferred Stock, and the authorization of any shares of capital stock on a parity with the Series A Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall also be deemed to affect adversely the Series A Convertible Preferred Stock.

          (c) In addition to any other rights provided by law, so long any shares of Series A Convertible Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Requisite Holders:

               (i) Amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or By-laws, if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series A Convertible Preferred Stock;

               (ii) Authorize or issue any new or existing class or classes or series of capital stock having any preference, priority or parity as to dividends or assets superior to or on parity with any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference, priority or parity as to dividends or assets superior to any such preference or priority of the Series A Convertible Preferred Stock;

               (iii) Reclassify any Common Stock or Junior Stock into shares having any preference, priority or on parity as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock; or

               (iv) Pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock on account of a stock split), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock.

     6. Optional Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price in effect at the time of conversion.

          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (c) Mechanics of Conversion.

               (i) In order for a holder of Series A Convertible Preferred Stock to convert shares of Series A Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock, at the office of the transfer agent for the Series A Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

               (ii) The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               (iii) All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

               (iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered.

          (d) Adjustment of Conversion Price Upon Issuances Below Fair Market Value. If the Corporation issues (or, pursuant to Section 6(d)(iii) below, is deemed to issue) any Common Stock except for Excluded Stock for a consideration per share less than the Fair Market Value on the date the Corporation fixes the purchase price for such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations or recapitalizations which are addressed by Sections 6(e)-(i)), the Conversion Price in effect immediately after each such issuance will be reduced, concurrently with such issuance, to a price determined by multiplying the applicable Conversion Price immediately prior to such issuance by a fraction, the numerator of which is the sum of the number of shares of Common Stock Outstanding immediately prior to such issuance (or deemed issuance) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at such Fair Market Value per share, and the denominator of which is the number of shares of Common Stock Outstanding immediately after such issuance (or deemed issuance), including the shares of Common Stock, if any, deemed to have been issued pursuant to Section 6(d)(iii) below.

          For the purposes of any adjustment of the Conversion Price pursuant to this Section 6(d), the following provisions are applicable:

               (i) In the case of the issuance of Common Stock for cash, the consideration is the amount of cash paid for such Common Stock after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

               (ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash is the fair value thereof as determined in good faith by the Board of Directors.

               (iii) In the case of the issuance of (A) options to purchase or rights to subscribe for Common Stock, (B) securities, by their terms, convertible into or exchangeable for Common Stock, (C) options to purchase or rights to subscribe for securities, by their terms, convertible into or exchangeable for Common Stock, or (D)


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

          stock appreciation rights, phantom stock, or other stock-based compensation mechanisms ("SARs"):

                    (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock or, in the case of SARs, the number of shares of Common Stock upon which the value of the SARs are based, shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i) and (ii) above of this Section 6(d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                    (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i) and (ii) above of this Section 6(d));

                    (3) on any change in the number of shares of Common Stock
               deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price will be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (a) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (b) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                    (4) on the expiration of any such options or rights, the
               termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price will be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

          (e) Adjustment for Stock Splits, Dividends and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock or declare a dividend payable in shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6(e) shall become effective at the close of business on the date the subdivision, dividend or combination becomes effective.

          (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6(f) with respect to the rights of the holders of the Series A Convertible Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

          (g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Section 4(a)), each share of Series A Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

          (i) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

          (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Convertible Preferred Stock.

          (k) Notice of Record Date. In the event:

               (A) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (B) that the Corporation subdivides or combines its outstanding shares of Common Stock;

               (C) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

               (D) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

     then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Convertible Preferred Stock, and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

               (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution. subdivision or combination are to be determined, or

               (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     7. Preemptive Rights.

          (a) In the event that at any time after the Original Issue Date the Corporation proposes to issue Common Stock or Common Stock Equivalents, the Corporation will give written notice to each holder of the Series A Convertible Preferred Stock, describing such proposal at least thirty (30) days in advance of such issuance. Each such holder or its affiliates will then have the right, exercisable by written notice given to the Corporation no later than twenty (20) days after receipt of the Corporation's notice, to purchase its pro rata share (assuming the conversion of all Common Stock Equivalents to Common Stock) of the Common Stock or Common Stock Equivalents proposed to be issued by the Corporation on the same price and terms as are proposed by the Corporation.

          (b) The rights granted under this Section 7 do not apply to issuances of (i) Excluded Stock or (ii) shares of capital stock of the Corporation in a public offering underwritten by an underwriter, or group of underwriters which is represented by an underwriter or underwriters, which is a member of the New York Stock Exchange.

     8. Rank. The Series A Convertible Preferred Stock shall, with respect to
(i) all distributions pursuant to Section 3 and (ii) all dividends payable pursuant to Section 2, rank senior to all classes of Junior Stock and each other class or series of the Corporation's capital stock hereafter created which does not expressly rank pari passu with or senior to the Series A Convertible Preferred Stock.

     9. Amendments, Waivers and Consents. Any term of this Certificate of Designation may be amended and the observance of any term of this Certificate of Designation may be waived or consented to only with the written consent of the Board of Directors, the Requisite Holders and the Lender Holders. Any amendment, waiver or consent effected in accordance with this Section 9 shall be binding upon the Corporation and all the holders of the Series A Convertible Preferred Stock.

     IN WITNESS WHEREOF, we have hereunto set our hands as President and Secretary, respectively, of the Corporation, as of December 5, 2003 and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and the facts stated herein are true.


                                        /s/ Jerry V. Noyce
                                        ----------------------------------------
                                        Jerry V. Noyce, Chief Executive Officer

                                        /s/ Jeanne Crawford
                                        ----------------------------------------
                                        Jeanne Crawford, Secretary


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